Exhibit (m)(i)(B)

DIREXION FUNDS

INVESTOR CLASS

DISTRIBUTION PLAN

SCHEDULE A

The maximum annualized fee rate pursuant to Paragraph 1 of the Direxion Funds Investor Class Distribution Plan shall be as follows:

Direxion Monthly S&P 500® Bull 2X Fund	Direxion Monthly S&P 500® Bear 2X Fund
Direxion Monthly NASDAQ-100® Bull 2X Fund	Direxion Monthly NASDAQ-100® Bear 2X Fund
Direxion Monthly Small Cap Bull 2X Fund	Direxion Monthly Small Cap Bear 2X Fund
Direxion Monthly 7-10 Year Treasury Bull 2X Fund	Direxion Monthly 7-10 Year Treasury Bear 2X Fund

Direxion Monthly Latin America Bull 2X Fund
Direxion Monthly Emerging Markets Bull 2X Fund
Direxion Monthly Commodity Bull 2X Fund
Direxion Monthly China Bull 2X Fund
Direxion Monthly Energy Bull 2X Fund	Direxion Monthly Energy Bear 2X Fund
Direxion Monthly Biotech Bull 2X Fund	Direxion Monthly Biotech Bear 2X Fund
Direxion Monthly Gold Bull 2X Fund	Direxion Monthly Gold Bear 2X Fund
Direxion Monthly Silver Bull 2X Fund	Direxion Monthly Silver Bear 2X Fund
Direxion Monthly FTSE Europe 2X Bull Fund	Direxion Monthly FTSE Europe 2X Bear Fund
Direxion Monthly MSCI European Financial Bull 2X Fund	Direxion Monthly MSCI European Financial Bear 2X Fund

Direxion NASDAQ-100 Bull Fund	Direxion NASDAQ-100 Bear 1X Fund
Direxion Monthly 30 Year Treasury Bull 1.2X Fund	Direxion Monthly 30 Year Treasury Bear 1X Fund
Direxion Indexed CVT Strategy Fund	Direxion Indexed CVT Strategy Bear Fund

Direxion Dynamic HY Bond Fund

Direxion Hilton Yield Plus Fund

Up to 1.00% of the average daily net assets

Last Revised: July 8, 2014